UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14A-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

CATCHMARK TIMBER TRUST, INC.
(Name of Registrant as Specified in its Charter)
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May 12, 2015

Dear Stockholder,
You are invited to attend our Annual Meeting of Stockholders at 1:00 p.m., local time, on Thursday, July 30, 2015, at the Westin Atlanta Perimeter North, 7 Concourse Parkway NE, Atlanta, Georgia 30328.

In the following Notice of Annual Meeting of Stockholders and Proxy Statement, we describe the matters you will be asked to vote on at the annual meeting.

It is important that your shares be represented at the annual meeting regardless of the size of your securities holdings. Whether or not you plan to attend, you can ensure your shares are represented at the meeting by promptly submitting your proxy online, by phone or by mail, using the enclosed proxy card.

We look forward to receiving your proxy and seeing you at the meeting.

Sincerely,	Sincerely,
/s/ Willis J. Potts, Jr.	/s/ Jerry Barag
Willis J. Potts, Jr. Chairman of the Board	Jerry Barag Chief Executive Officer and President

CATCHMARK TIMBER TRUST, INC.
5 Concourse Parkway
Suite 2325
Atlanta, Georgia 30328
Proxy Statement and
Notice of Annual Meeting of Stockholders
To Be Held on July 30, 2015

Notice is hereby given that the 2015 Annual Meeting of Stockholders of CatchMark Timber Trust, Inc., a Maryland corporation, will be held at the Westin Atlanta Perimeter North, 7 Concourse Parkway NE, Atlanta, Georgia at 1:00 p.m., local time, for the purpose of:

1.
Considering and voting upon a proposal to elect the seven directors named in this proxy statement to hold office for one-year terms expiring in 2016 and until their respective successors are duly elected and qualify;

2.	Considering and voting upon a proposal to approve, on an advisory basis, the compensation of our named executive officers;

3.	Ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4.	Transacting any other business that may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors has selected the close of business on May 6, 2015 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

This notice and the accompanying proxy statement and proxy card are being mailed to you on or about May 18, 2015.
Whether you plan to attend the meeting and vote in person, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) online; (2) by phone; or (3) by mail, using the enclosed proxy card. Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

By Order of the Board of Directors
/s/ John F. Rasor
John F. Rasor Chief Operating Officer and Secretary
Atlanta, Georgia May 12, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held
on July 30, 2015:
The proxy statement, form of proxy card, and the 2014 Annual Report to stockholders are available at www.CatchMark.com/proxy.

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT

The 2015 Annual Meeting of Stockholders of CatchMark Timber Trust, Inc. (the “annual meeting”) will be held on Thursday, July 30, 2015, for the purposes set forth in the accompanying Notice of the Annual Meeting of Stockholders. This proxy statement and the accompanying proxy card are furnished in connection with the solicitation by our board of directors of proxies to be used at the meeting and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are being mailed to stockholders on or about May 18, 2015. We may refer to CatchMark Timber Trust, Inc. in this proxy statement as “we,” “us,” “our,” the “Company” or “CatchMark.” The mailing address of our executive office is 5 Concourse Parkway, Suite 2325, Atlanta, Georgia 30328.

QUESTIONS AND ANSWERS

We are providing you with this proxy statement, which contains information about the items to be voted on at the annual meeting. To make this information easier to understand, we have presented some of the information in a question-and-answer format.

Q:    Why did you send me this proxy statement?

A:
We are sending you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting.

Q:    What matters may I vote on at the annual meeting?

A:    At the annual meeting, you may vote on the following proposals:

•	to elect the seven nominees named in this proxy statement to serve on our board of directors;

•	to approve, on an advisory basis, the compensation of our named executive officers;

•	to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

•	any other proposal that may properly come before the annual meeting or any adjournment or postponement thereof

Q:    What is a proxy?

A:
A proxy is a person who votes the shares of stock of another person. The term “proxy” also refers to the proxy card. When you return the enclosed proxy card, or submit your proxy by phone or online, you are giving your permission to vote your shares of common stock at the annual meeting. The individuals who will be authorized to vote your shares of common stock at the annual meeting are Jerry Barag, our Chief Executive Officer and President; Brian M. Davis, our Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary; and John F. Rasor, our Chief Operating Officer and Secretary.

Q:    How will the proxies vote my shares?

The proxies will vote your shares of common stock as you instruct, unless you return the proxy card and give no instructions. In this case, they will vote in accordance with the recommendations of our board of directors as follows:

•	FOR the election of the seven nominees named in this proxy statement to serve on our board of directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

With respect to any other proposals to be voted on, they will vote in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in the discretion of Messrs. Barag, Davis, and Rasor. They will not vote your shares of common stock if you do not return the enclosed proxy card. This is why it is important for you to return the proxy card to us (or vote by proxy online or by phone) as soon as possible, whether or not you plan on attending the annual meeting in person.

Q:    Who is entitled to vote?

A:	Anyone who owned shares of our common stock at the close of business on May 6, 2015, the record date, is entitled to vote at the annual meeting.

Q:    When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Thursday, July 30, 2015, at 1:00 p.m., local time, at the Westin Atlanta Perimeter North, 7 Concourse Parkway NE, Atlanta, Georgia 30328.

Q:    Who can attend the annual meeting?

A:
You are entitled to attend the annual meeting only if you are a holder of record or a beneficial owner of shares of our common stock as of the record date, or you hold a valid proxy for the annual meeting. If a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the annual meeting. A recent statement or letter from your bank or broker confirming your ownership as of the record date, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership. You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting.

Q:    How many shares of common stock can vote?

A:
As of the close of business on May 6, 2015, there were 39,551,152 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each whole share of common stock held.

Q:    What is a “quorum”?

A:
A “quorum” must be present in order for the annual meeting to be a duly held meeting at which business can be conducted. A quorum consists of the presence in person or by proxy of stockholders holding a majority of all the votes entitled to be cast at the annual meeting. If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will be treated as not entitled to vote on that matter. Abstentions and broker non-votes will be counted to determine whether a quorum is present. If you submit a properly executed proxy card, even if you “withhold” your vote from one or more director nominees, then you will be considered part of the quorum.

Q:    How do I vote?

A:
You may vote your shares of common stock either in person or by proxy. Whether you plan to attend the annual meeting and vote in person or not, we urge you to have your proxy vote recorded in advance of the annual meeting. Stockholders have the following three options for submitting their votes by proxy: (1) online; (2) by phone; or (3) by mail, using the enclosed proxy card. If you have Internet access, we encourage you to vote by proxy online because it is convenient and it saves us significant postage and processing costs, which benefits you as a stockholder. In addition, when you vote by proxy online or by phone prior to the meeting date, your proxy vote is recorded immediately, and there is no risk that postal delays will cause your proxy vote to arrive late and, therefore, not be counted. For further instructions on voting by proxy, see the enclosed proxy card accompanying this proxy statement. If you attend the annual meeting, you also may submit your vote in person, and any previous proxy votes that you submitted, whether online, by phone or by mail, will be superseded by the vote you cast at the annual meeting.

Q:    What if I vote by proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the meeting by:

(1)    notifying John F. Rasor, our Chief Operating Officer and Secretary;
(2)    attending the meeting and voting in person;

(3)	returning another properly executed proxy card dated after your first proxy card if we receive it before the annual meeting date; or

(4)	recasting your proxy vote online or by phone. Only the most recent proxy vote will be counted, and all others will be discarded regardless of the method of voting.

Q:    Will my vote make a difference?

A:
Yes. As discussed below, your vote could affect the composition of our board of directors. Moreover, your presence by proxy or in person is needed to ensure that we can act on the proposals presented. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:    How does the board of directors recommend I vote on the proposals?

A:	The board of directors recommends a vote:

•	FOR the election of seven nominees named in this proxy statement to serve on our board of directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ended December 31, 2015.

Q:    What are the voting requirements to elect the board of directors?

A:
The affirmative vote of a majority of the total votes cast for and against a nominee at a meeting of stockholders duly called and at which a quorum is present is required for the election of our directors. Abstentions and broker non-votes do not count as votes cast and therefore will not have any effect on the election of the directors. Please see “Proposal 1. Election of Directors.”

Q:	What are the voting requirements to approve, on an advisory basis, the compensation of our named executive officers?

A:
The affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve, on an advisory basis, the compensation of our named executive officers. Abstentions and broker non-votes do not count as votes cast and therefore will not have any effect on the outcome of this proposal. The vote is advisory, and therefore not binding on us, our board of directors or the Compensation Committee of our board of directors (the "Compensation Committee"). However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate. Please see “Proposal 2. Advisory Vote to Approve Named Executive Officer Compensation.”

Q:	What are the voting requirements to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2015?

A:
The proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2015 requires the affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present. Abstentions will not be counted as having been cast and will have no effect on the outcome of this proposal. Broker non-votes will not arise in connection with, and will have no effect on the outcome of, this proposal because brokers may vote in their discretion on behalf of clients who have not furnished voting instructions. Even if the selection is ratified, the Audit Committee of our board of directors (the "Audit Committee") in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests. Please see “Proposal No. 3. Ratification of Appointment of Independent Registered Public Accounting Firm.”

Q:	How will voting on any other business be conducted?

A:
Although we do not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your signed proxy card or proxy submitted by phone or online gives authority to Messrs. Barag, Davis, and Rasor, and each of them, to vote on such matters in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in their discretion.

Q:	Where can I find the voting results of the annual meeting?

A:
The preliminary voting results will be announced at the annual meeting. In addition, within four business days following the meeting, we intend to file the final voting results with the SEC on Form 8-K. If the final voting results have not been certified within that four-day period, we will report the preliminary voting results on Form 8-K at that time and will file an amendment to the Form 8-K to report the final voting results within four business days of the date that the final results are certified.

Q:	When are stockholder proposals for the 2016 annual meeting of stockholders due?

A:
Stockholders interested in nominating a person as a director or presenting any other business for consideration at our 2016 annual meeting of stockholders may do so by following the procedures prescribed in Article II, Section 11 of our bylaws and in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for presentation to and action by the stockholders at the 2016 annual meeting, director nominations and other stockholder proposals must be received by our Secretary, John F. Rasor, no earlier than December 20, 2015 and no later than 5:00 pm ET on January 19, 2016. However, in the event that the date of the annual meeting is before June 30, 2016 or after August 29, 2016, director nominations and other stockholder proposals must be received no earlier than the 150th day prior to the date of the annual meeting and no later than 5:00 p.m. ET on the later of (i) the 120th day prior to the date of such annual meeting or (ii) the tenth day following the day on which public announcement of the date of the meeting is first made.

To also be eligible for inclusion in our proxy statement for the 2016 annual meeting of stockholders, stockholder proposals must be received by our Secretary by January 19, 2016. However, in the event that the date of the annual meeting is before June 30, 2016 or after August 29, 2016, stockholders must submit proposals for inclusion in our 2016 proxy statement within a reasonable time before we begin to print our proxy materials.

Q:	Who pays the cost of this proxy solicitation?

A:
We will pay all the costs of soliciting these proxies. We have retained Georgeson Inc. a Delaware corporation (operating under the name Computershare Fund Services (“CFS”)), to assist us in the distribution of proxy materials and the solicitation of proxies. We expect to pay CFS fees of approximately $10,000 to solicit proxies plus other fees and expenses for other services related to this proxy solicitation, which include review of proxy materials, dissemination of brokers’ search cards, distribution of proxy materials, operating online and phone voting systems, and receipt of executed proxies. We also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our officers and directors may also solicit proxies, but they will not be specifically compensated for these services.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:
No. In addition to mailing proxy solicitation materials, our directors and employees, as well as CFS and any other third-party proxy service companies we retain, also may solicit proxies in person, over the Internet, by phone or by any other means of communication we deem appropriate.

Q:	If I share my residence with another stockholder, how many copies of the annual report and proxy statement should I receive?

A:
In accordance with a notice previously sent to our stockholders, we are sending only a single set of the annual report and proxy statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice is known as “householding” and is permitted by rules adopted by the SEC. This practice reduces the volume of duplicate information received at your household and helps us reduce costs, which benefits you as a stockholder. Each stockholder will continue to receive a separate proxy card or voting instruction card. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the documents was previously delivered. If you received a single set of these documents for your household for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to the following address: CatchMark Timber Trust, Inc. c/o Computershare Inc., Computershare Fund Services, P.O. Box 18011, Hauppauge, New York  11788-8811, or call us at 1-866-956-7277. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

Q:	What if I consent to have one set of materials mailed now but change my mind later?

A:
You may withdraw your householding consent at any time by contacting CFS at the address and phone number provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.

Q:	The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?

A:
When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting CFS at the address and phone number provided above.

Q:	If I plan to attend the annual meeting in person, should I notify anyone?

A:
While you are not required to notify anyone in order to attend the annual meeting, if you do plan to attend the meeting, we would appreciate it if you would mark the appropriate box on the enclosed proxy card or when you submit your proxy by phone or online, which will enable us to determine the number of stockholders attending the meeting and to provide a suitable meeting room for the attendees.

Q:	Where can I find more information?

A:
You may access, read and print copies of the proxy materials for the annual meeting, including this proxy statement, form of proxy card and annual report to stockholders, at the following website: www.CatchMark.com/proxy.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC on its website at www.sec.gov. Our SEC filings also are available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The Board of Directors
Our board of directors has oversight responsibility for our operations and makes all major decisions concerning our business. Our board of directors is also responsible for monitoring our operating results, financial condition and our significant risks. We currently have seven directors. We have provided below certain information about our directors.

Name	Age	Position(s)	Term of Office
Willis J. Potts, Jr.	68	Chairman of the Board	Since 2006
Alan D. Gold	54	Independent Director	Since 2013
Donald S. Moss	79	Independent Director	Since 2006
Douglas D. Rubenstein	52	Independent Director	Since 2013
Henry G. Zigtema	63	Independent Director	Since 2012
Jerry Barag	56	Chief Executive Officer, President and Director	Since 2013
John F. Rasor	71	Chief Operating Officer, Secretary and Director	Since 2013

There are no family relationships between any directors or executive officers, or between any director and executive officer.

Willis J. Potts, Jr. has served as our Chairman of the Board since November 2013 and as one of our independent directors since 2006. From 1999 until his retirement in 2004, Mr. Potts served as Vice President and General Manager of Temple-Inland Inc., a major forest products corporation, where he was responsible for all aspects of the management of a major production facility, including timber acquisition, community relations and governmental affairs. From 1994 to 1999, Mr. Potts was Senior Vice President of Union Camp Corporation, where he was responsible for all activities of an international business unit with revenues of approximately $1 billion per year, including supervision of acquisitions and dispositions of timber and timberland, controllership functions and manufacturing. From 2004 to 2007, Mr. Potts served as the chairman of the board of directors of the Technical Association of the Pulp and Paper Industry (TAPPI), the largest technical association serving the pulp, paper and converting industry. From 2006 to 2012, Mr. Potts served on the Board of Regents of The University System of Georgia. Mr. Potts also serves as a director of J&J Industries, a privately held carpet manufacturing company. Mr. Potts received a Bachelor of Science in Industrial Engineering from the Georgia Institute of Technology. He also completed the Executive Program at the University of Virginia.

Our board of directors has determined that Mr. Potts’ extensive experience in the acquisition and disposition of timber and timberland, combined with his experience serving as a director of, and otherwise managing, organizations engaging in these activities, enable Mr. Potts to effectively carry out his duties and responsibilities as director.

Alan D. Gold has served as one of our independent directors since December 2013. Mr. Gold has served as Chairman of the Board and Chief Executive Officer of BioMed Realty Trust, Inc. ("BioMed"), a publicly traded REIT focused on acquiring, developing and managing laboratory and office space for the life science industry, since its formation in 2004. Mr. Gold served as President of BioMed from 2004 to December 2008 and as Chairman of the Board, President and Chief Executive Officer of BioMed’s privately held predecessor, Bernardo Property Advisors, Inc., from 1998 to 2004. Mr. Gold was a co-founder and served as President and a director of Alexandria Real Estate Equities, Inc., a publicly traded REIT specializing in acquiring and managing laboratory properties for lease to the life science industry, from its predecessor’s inception in 1994 until 1998. Mr. Gold served as managing partner of GoldStone Real Estate Finance and Investments, a partnership engaged in the real estate and mortgage business, from 1989 to 1994, as Assistant Vice President of Commercial Real Estate for Northland Financial Company, a full-service commercial property mortgage broker, from 1989 to 1990, and as Commercial Real Estate Investment Officer for John Burnham Company, a regional full-service commercial property mortgage banker, from 1985 to 1989. He served as a director of American Assets Trust, Inc., a publicly traded REIT focused on acquiring, developing and managing retail, office, multifamily and mixed-use properties, from August 2011 to March 2013. Mr. Gold received his Bachelor of Science in Business Administration and his Master of Business Administration from San Diego State University.

Our board of directors has determined that Mr. Gold’s extensive experience in real estate investment and management, particularly his experience serving as a director of publicly traded REITs, provides him with skills and knowledge that enable him to effectively carry out his duties and responsibilities as a director.

Donald S. Moss has served as one of our independent directors since 2006. Mr. Moss is also an independent director of Piedmont Office Realty Trust, Inc. ("Piedmont REIT"), a publicly-traded REIT. He was employed by Avon Products, Inc. from 1957 until his retirement in 1986. While at Avon, Mr. Moss served in a number of key positions, including Vice President and Controller from 1973 to 1976, Group Vice President of Operations—Worldwide from 1976 to 1979, Group Vice President of Sales—Worldwide from 1979 to 1980, Senior Vice President—International from 1980 to 1983 and Group Vice President—Human Resources and Administration from 1983 until his retirement in 1986. Mr. Moss was also a member of the board of directors of Avon Canada, Avon Japan, Avon Thailand and Avon Malaysia from 1980 to 1983. Mr. Moss is a past president and former director of The Atlanta Athletic Club, a former director of the Highlands Country Club in Highlands, North Carolina and the National Treasurer and a former director of the Girls Clubs of America. Mr. Moss attended the University of Illinois.

Our board of directors has determined that Mr. Moss’s experience serving as a director for other organizations, including a publicly-traded REIT, provides him with the business management skills and real estate knowledge desired to effectively carry out his duties and responsibilities as director.

Douglas D. Rubenstein has served as one of our independent directors since December 2013. Mr. Rubenstein has served as Senior Vice President and Director of Capital Markets and Business Strategy for Benjamin F. Edwards & Company, Inc., a private, full-service broker-dealer, since June 2012. From 2007 to June 2012, he held various positions in the Real Estate Investment Banking Group of Stifel, Nicolaus & Company, Inc., including Managing Director from 2007 to August 2008, Co-Group Head from August 2008 to December 2008 and Managing Director and Group Head from January 2009 to June 2012. From 1985 to 2007, he served in a variety of roles in the Capital Markets Division of A.G. Edwards & Sons, Inc., a U.S.-based financial services company that was acquired by Wachovia Corporation (now Wells Fargo & Company) in 2007, and was promoted from Analyst ultimately to Managing Director and Real Estate Group Coordinator. Mr. Rubenstein currently serves as a trustee at Whitfield School and previously served as a director and Chairman of the Board of Life Skills, a non-profit organization, for 16 years. He holds Series 7 (grandfathered into Series 79), 24 and 63 licenses and was formerly a member of the National Association of Real Estate Investment Trusts, or NAREIT. Mr. Rubenstein received a Bachelor of Arts in Economics from Lake Forest College and a Master of Business Administration from the John M. Olin School of Business at Washington University.

Our board of directors has determined that Mr. Rubenstein's extensive experience in the real estate industry and, specifically, raising capital for real estate companies, provides him with skills and knowledge that enable him to effectively carry out his duties and responsibilities as a director.

Henry G. Zigtema has served as one of our independent directors since September 2012. Mr. Zigtema is an adjunct professor of accounting at Oglethorpe University ("Oglethorpe") and serves on the President’s Advisory Board at Oglethorpe. Prior to his retirement in 2006, Mr. Zigtema spent 28 years with Ernst & Young LLP ("Ernst & Young") and its predecessor firm, Arthur Young and Company. From 2001 to 2006, Mr. Zigtema was the Southeast Area Tax Managing Partner for Ernst & Young’s Real Estate Practice. During his career, Mr. Zigtema served in several key positions, including Area Director of Tax, Plains State Area Industry Leader for Telecommunications, Oil and Gas, and Real Estate as well as a National Office Partner for Strategic Business Services. Mr. Zigtema served as the tax engagement partner or client service partner for a wide variety of clients, including multinational companies such as Sprint, Zion’s Bank, US Bank, Piedmont REIT, Columbia Property Trust, Inc. ("Columbia"), various publicly traded REITs in the retail, office, apartment and mortgage spaces, as well as a number of private clients. Past board of director involvement includes Maur Hill Prep School, Kapaun Mt. Carmell High School, St. Thomas Aquinas School, Wichita State Accounting Conference Committee, Sedgewick County Zoo and Ronald McDonald House. Mr. Zigtema is currently the chair of the Finance Committee for the Robert W. Woodruff Library. Mr. Zigtema has contributed to various Ernst & Young publications and was a member of NAREIT. Mr. Zigtema received a Bachelor of Arts in mathematics from Texas Christian University and a Juris Doctorate from Southern Methodist University. He also completed non-degree accounting classes at the University of Texas at Dallas. Mr. Zigtema is a Certified Public Accountant with permits to practice in Georgia, Kansas and Texas and is an inactive member of the Texas Bar.

Our board of directors has determined that Mr. Zigtema’s extensive accounting and tax background and experience serving as a director for other organizations enable Mr. Zigtema to effectively carry out his duties and responsibilities as director.

Jerry Barag has served as our Chief Executive Officer and President since our transition to self-management on October 25, 2013 and became a director on December 17, 2013. Mr. Barag served as our consultant from August 2013 to his appointment as our Chief Executive Officer and President. Mr. Barag brings over 30 years of real estate, timberland and investment experience, including expertise in acquisitions, divestitures, asset management, property management and financing. From September 2011 to our transition to self-management, Mr. Barag has served as a Principal with Mr. Rasor of TimberStar Advisors, an Atlanta-based timberland investment consulting firm, where he specialized in acquiring and managing timberlands in the United States. From 2004 to September 2011, he served as Managing Director of TimberStar, a timberland investment joint venture among himself, Mr. Rasor, iStar Financial, Inc. and other institutional investors. While at TimberStar, he oversaw the acquisition of over $1.4 billion of timberlands in Arkansas, Louisiana, Maine and Texas. From 2003 to 2004, he served as Chief Investment Officer of TimberVest, LLC ("TimberVest") an investment manager specializing in timberland investment planning. Prior to joining TimberVest, Mr. Barag served as Chief Investment Officer and Chairman of the Investment Committees for Lend Lease, a subsidiary of Lend Lease Corp., a construction, development and real estate investment management advisory company traded on the Australian Securities Exchange. Mr. Barag received his Bachelor of Science from The University of Pennsylvania, Wharton School.

Our board of directors has determined that Mr. Barag’s extensive experience acquiring and managing timberlands and commercial real estate enable him to effectively carry out his duties and responsibilities as director.

John F. Rasor has served as our Chief Operating Officer and Secretary since our transition to self-management on October 25, 2013 and became a director on December 17, 2013. Mr. Rasor served as our consultant from August 2013 to his appointment as our Chief Operating Officer and Secretary. Mr. Rasor brings over 45 years of experience in the timberland and forest products industries, including expertise in manufacturing, fiber procurement and log merchandising, sales and distribution. From September 2011 to our transition to self-management, Mr. Rasor served as a Principal with Mr. Barag of TimberStar Advisors. From 2004 to September 2011, he served as Managing Director of TimberStar. During his 40-year career with Georgia-Pacific Corporation ("Georgia-Pacific"), Mr. Rasor served as an Executive Vice President of Georgia-Pacific from 1996 to 2003, where he was responsible for all of Georgia-Pacific’s timberland and the procurement of all the wood and fiber needed to operate Georgia-Pacific’s mills. He also played a key role in the separation of Georgia-Pacific’s timberland assets into a separate operating entity in 1997 that subsequently merged with Plum Creek Timber Company, Inc. in 2001. Following the separation of Georgia Pacific’s timberland assets, Mr. Rasor assumed responsibility for several of Georgia Pacific’s building products business units and staff positions in addition to serving as a member of the Executive Management Committee of the company. Mr. Rasor attended Willamette University and the University of Oregon.

Our board of directors has determined that Mr. Rasor’s extensive experience in the forest products industry, including the management of timberland operations and the procurement of wood fiber, will enable him to effectively carry out his duties and responsibilities as a director.

Director Attendance at Meetings

During 2014, our board of directors held 16 meetings, either in-person or telephonically. Each of our directors attended at least 75% of the aggregate of the total number of meetings of our board of directors held during the period for which he served as a director and the total number of meetings held by all committees of our board of directors on which he served during the periods for which he served. Although we have no policy with regard to attendance by the members of our board of directors at our annual meetings of stockholders, we invite and encourage the members of our board of directors to attend our annual meetings to foster communication with stockholders. In 2014, all of our directors attended the annual meeting of stockholders.

Board Leadership Structure

Our board of directors is led by Willis J. Potts, Jr., as Chairman of the Board, who is an independent director. We currently separate the positions of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for our strategic direction, day-to-day leadership and performance while the Chairman of the Board, in consultation with the Chief Executive Officer, sets the agenda for and presides over meetings of our board of directors. In addition, we believe that the separation provides a more effective monitoring and objective evaluation of the Chief Executive Officer’s performance. The separation of these leadership roles also allows the Chairman of the Board to strengthen our board’s independent oversight of our performance and governance standards.

Another key component of our board’s leadership structure is the role of its committees. Our board of directors has delegated certain oversight functions to its three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (the “Nominating Committee”), each of which is comprised entirely of independent directors. These committees regularly report back to our board of directors with specific findings and recommendations in their areas of oversight and also coordinate with the Chief Executive Officer and other members of management.

We believe that our board’s leadership structure, policies, and practices, when combined with our other governance policies and procedures, function extremely well in strengthening board leadership, fostering cohesive decision making at the board level, solidifying director collegiality, improving problem solving, and enhancing strategy formulation and implementation.

Risk Oversight

Our board of directors has an active role in overseeing the management of risks applicable to us and our operations. We face a number of risks, including economic risks, environmental and regulatory risks, and other risks, such as the impact of competition. Our board of directors manages our risks through its oversight and review of all timberland acquisitions and financing transactions and its supervision of our executive officers. The Audit Committee, the Compensation Committee and the Nominating Committee

each monitor and oversee the management of risks relevant to those committees. Our board of directors may establish additional committees in the future to address specific areas of risk as it deems appropriate and in the best interest of our stockholders. We believe that our risk oversight structure is also supported by our current board leadership structure, with the Chairman of the Board working together with our independent Audit Committee and our other standing committees to monitor risks.

Meetings of Independent Directors

To promote the independence of our board of directors and appropriate oversight of management, our independent directors meet in executive sessions at which only independent directors are present. During these sessions, Mr. Potts, independent director and Chairman of the Board, presides. These meetings are held in conjunction with the regularly scheduled quarterly meetings of our board of directors, but may be called at any time by our independent directors. In 2014, our independent directors met four times in executive session without management present following meetings of our board of directors. Our board of directors may modify this structure if it determines that a different structure is in the best interest of our stockholders.

Director Independence

Five of the seven members of our board of directors, and all of the members of the Audit Committee, the Compensation Committee, and the Nominating Committee are “independent” as defined by the New York Stock Exchange (“NYSE”). The NYSE listing standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us). Our board of directors has determined that each of Alan D. Gold, Donald S. Moss, Willis J. Potts, Jr., Douglas D. Rubenstein, and Henry G. Zigtema qualifies as an independent director under the listing standards of the NYSE. Two of our current directors, Jerry Barag and John F. Rasor, are our executive officers, and we do not consider them to be independent directors.

In addition to the independence requirements discussed above, members of the Audit Committee also must satisfy additional independence requirements established by the SEC and the NYSE. Specifically, they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation and they may not be affiliated with us or any of our subsidiaries. Our board has determined that all the members of the Audit Committee satisfy the relevant SEC and NYSE independence requirements.

Further, in affirmatively determining the independence of any director who will serve on the Compensation Committee, our board also considers all factors specifically relevant to determining whether a director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee, including (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by us to such director and (2) whether the director is affiliated with us, our subsidiaries or our affiliates.

Board Committees

Our board has established the following standing committees: Audit Committee, Nominating Committee, and Compensation Committee. Information regarding each of the committees is discussed below.

The Audit Committee

Our board of directors has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s primary function is to assist our board of directors in fulfilling its responsibilities by selecting the independent auditors to audit our financial statements; reviewing with the independent auditors the plans and results of the audit engagement, approving the audit and overseeing our independent auditors; reviewing the financial information to be provided to our stockholders and others; reviewing the independence of the independent public accountants; considering the adequacy of fees; and reviewing the system of internal control over financial reporting which our management has established and our audit and financial reporting process. The Audit Committee also is responsible for overseeing our compliance with applicable laws and regulations and for establishing procedures for the ethical conduct of our business.

The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter adopted by our board of directors. The Audit Committee Charter is available on our web site at www.catchmark.com.

Our Audit Committee currently consists of Donald S. Moss, Willis J. Potts, Jr., Douglas P. Rubenstein, and Henry G. Zigtema. All of the members of the Audit Committee are “independent” as defined under the rules of the NYSE. Henry G. Zigtema is designated as the Audit Committee financial expert and is the Chairman of the Audit Committee. During 2014, the Audit Committee met four times.

The Nominating Committee

The primary functions of the Nominating Committee are identifying individuals qualified to serve on our board of directors; overseeing, developing and recommending to our board of directors a set of corporate governance policies and principles and periodically re-evaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate; determining the composition of our board of directors; and overseeing an annual evaluation of our board of directors and each of the committees of our board of directors and our management.

The Nominating Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Nominating Committee and Corporate Governance Charter adopted by our board of directors. The Nominating and Corporate Governance Committee Charter is available on our website at www.catchmark.com.

The Nominating Committee currently consists of Alan D. Gold, Willis J. Potts, Jr. and Henry G. Zigtema. The members of the Nominating Committee are “independent” under the listing standards of the NYSE. Mr. Potts is the Chairman of the Nominating Committee. During 2014, the Nominating Committee met four times.

Board Membership Criteria

The Nominating Committee annually reviews with our board of directors the appropriate experience, skills and characteristics required of board members in the context of the then-current membership of our board of directors. This assessment includes, in the context of the perceived needs of our board of directors at that time, issues of knowledge, experience, judgment and skills such as an understanding of the real estate industry, the timber industry or brokerage industry or accounting or financial management expertise. Therefore, our board of directors and the Nominating Committee have sought a diverse board of directors whose members collectively possess these skills and experiences. Although our board of directors does not have a formal written policy regarding the consideration of diversity in identifying director nominees, diversity will continue to be a factor that is considered in identifying and recruiting new directors. Other considerations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by our board of directors shall be individuals who possess a reputation and hold (or have held) positions or affiliations befitting a director of a large publicly registered company and are (or have been) actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. As detailed in the director biographies above, our board of directors and the Nominating Committee believe that the slate of directors recommended for election at the annual meeting possess these diverse skills and experiences.

Selection of Directors

Our board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders. Our board of directors delegates the screening process necessary to identify qualified candidates to the Nominating Committee. The Nominating Committee annually reviews director suitability and the continuing composition of our board of directors; it then recommends director nominees who are voted on by our full board of directors. All director nominees then stand for election by our stockholders annually.

In recommending director nominees to our board of directors, the Nominating Committee solicits candidate recommendations from its own members and our management. The Nominating Committee may engage the services of a search firm to assist in identifying potential director nominees. The Nominating Committee also will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In evaluating the persons recommended as potential directors, the Nominating Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating Committee determines are relevant. Stockholders may directly nominate potential directors (without the recommendation of the Nominating Committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 11 of our bylaws. Any stockholder may request a copy of our bylaws free of charge by contacting our Secretary at our headquarters c/o CatchMark Timber Trust, Inc., 5 Concourse Parkway, Suite 2325, Atlanta, Georgia 30328; by email at info@catchmark.com; by telephone at 855-858-9794 (Atlanta area: 404-445-8480); or by facsimile at 855-865-8223.

Compensation Committee

The primary function of the Compensation Committee is to assist our board of directors in fulfilling its responsibilities with respect to the compensation of our Chief Executive Officer and our other executive officers and the administration of our compensation plans, programs and policies. For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis” below.

The Compensation Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Compensation Committee Charter adopted by our board of directors. The Compensation Committee Charter is available on our website at www.catchmark.com.

The Compensation Committee currently consists of Alan D. Gold, Donald S. Moss and Douglas D. Rubenstein. The members of the Compensation Committee are “independent” under the listing standards of the NYSE and under the rules and regulations of the SEC, discussed in further detail under “–Director Independence” above. Mr. Moss is the Chairman of the Compensation Committee. During 2014, the Compensation Committee met five times.

Communications with Our Board of Directors

We have established several means for stockholders to communicate concerns to our board of directors. If the concern relates to our financial statements, accounting practices or internal controls, stockholders should submit the concern in writing to the Chairman of the Audit Committee in care of our Secretary at our headquarters c/o CatchMark Timber Trust, Inc., 5 Concourse Parkway, Suite 2325, Atlanta, Georgia 30328. If the concern relates to our governance practices, business ethics or corporate conduct, stockholders should submit the concern in writing to the Chairman of the Nominating Committee in care of our Secretary at our headquarters at the above address. If uncertain as to which category a concern relates, a stockholder may communicate the concern to any one of the independent directors in care of our Secretary at our headquarters at the above address.

Interested parties may contact the Independent Directors by directing any inquiries to the independent directors at our headquarters at the above address; by email at info@catchmark.com; by telephone at 855-858-9794 (Atlanta area: 404-445-8480); or by facsimile at 855-865-8223.

Stockholders also may communicate concerns with our directors at the annual meeting. All of our directors were in attendance at our 2014 annual meeting. We expect all of our directors to be present at our 2015 annual meeting.

Code of Business Conduct and Ethics

All of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, must act ethically at all times and in accordance with the policies comprising our code of business conduct and ethics set forth in the Amended and Restated Code of Business Conduct and Ethics (the “Code of Ethics”). The Code of Ethics is published and can be viewed on our website, www.catchmark.com. Within the time period required by the SEC and the NYSE, we will post on our website any amendment to the Code of Ethics.

Corporate Governance Guidelines

Upon the recommendation of the Nominating Committee, our board of directors has adopted Amended and Restated Corporate Governance Guidelines (the “Corporate Governance Guidelines”), which establish a common set of expectations to assist our board of directors in performing its responsibilities. The corporate governance guidelines, a copy of which is available on our website, www.catchmark.com, addresses a number of topics, including, among other things, board membership criteria, selection of directors, size of the board, independence requirements, term limits, director compensation, director responsibilities and continuing education requirements, succession planning, self-evaluations and director access to management and independent advisors.

Board Self-Evaluation

Pursuant to the Corporate Governance Guidelines and the charters of each of the standing committees of our board of directors, the Nominating Committee oversees the self-evaluation process to evaluate the effectiveness of our board of directors and each of its standing committees. Our board of directors and each respective committee conducts a self-evaluation annually, focusing on the contribution of our board of directors as a whole and areas in which our board of directors or management believes a better contribution is possible. The Nominating Committee reports the results of the self-assessments to our board of directors, and the Chairman of the Board and chairpersons of each committee coordinate any necessary follow-up actions.

Independent Director Compensation Program

Our independent directors are compensated pursuant to our Amended and Restated Independent Director Compensation Plan, which became effective January 1, 2014, the terms of which are described below.

Cash Compensation. Each of our independent directors (other than a member of the Audit Committee) receives an annual cash retainer of $50,000 and each of our independent directors who is a member of the Audit Committee receives an annual cash retainer of $54,000. In addition, each of the chairs of the Audit Committee, Compensation Committee, and Nominating Committee receives a supplemental cash retainer of $10,000, $7,500 and $5,000, respectively, and the non-executive chair of the board receives a supplemental cash retainer of $20,000. A director may choose to receive his or her cash retainers in shares of our common stock. Independent directors do not receive any additional fees for attendance at meetings of the board or committees thereof.

Equity Compensation. Each of our independent directors receives, on the third business day following the date on which we file our annual report on Form 10-K with the SEC, a number of restricted shares having a value of $30,000 on the grant date. The number of restricted shares granted to each independent director is determined by dividing $30,000 by the fair market value per share of our common stock on the grant date. The restricted shares vest in thirds on each of the first three anniversaries of the grant, subject to the independent director’s continued service on the board on each such date, or on the earlier occurrence of a change in control of our company or the independent director’s death, disability or termination with cause.

The following table provides information about the compensation earned by our independent directors during 2014:

Name	Fees Earned or Paid in Cash ($) (1) (2)	Stock Awards ($)(3)	Total ($)
Alan D. Gold	62,750	30,000	92,750
Donald S. Moss	88,375	30,000	118,375
Willis J. Potts, Jr.	113,496	30,000	143,496
Douglas D. Rubenstein	67,750	30,000	97,750
Henry G. Zigtema	91,500	30,000	121,500

(1)
Includes base retainer and supplemental retainer payable quarterly in advance. During 2014, each independent director received five quarterly retainer payments, consisting of his 2014 retainers and first quarter 2015 retainer.

(2)
Mr. Potts elected to receive his supplemental cash retainer in the form of the company's Class A common stock. The number of shares granted was determined by dividing $6,250 (one-quarter of Mr. Potts' total supplemental cash retainers) by the closing price of the company's Class A common stock on the NYSE on the respective payment date, rounded to the nearest whole share. We issued 2,529 shares of Class A common stock to Mr. Potts during 2014 as payment of the cash supplemental retainer, with a total value of $31,246 due to rounding.

(3)
Includes the grant date fair value of restricted stock granted in the amount of $30,000 pursuant to our amended and restated independent directors’ compensation plan, determined in accordance with FASB ASC Topic 718. Based on the per share close price of $13.79 of our Class A common stock on March 18, 2014, each independent director received 2,175 shares of restricted stock, all of which vest in thirds on each of the first three anniversaries of the date of grant.

As of December 31, 2014, our directors held the following unvested stock awards and option awards:

Name	Stock Awards(#)	Option Awards (#)
Alan D. Gold	2,842	—
Donald S. Moss	2,575	2,305
Willis J. Potts, Jr.	2,575	2,305
Douglas D. Rubenstein	2,842	—
Henry G. Zigtema	2,775	—

Stock Ownership Guidelines for Independent Directors

On October 24, 2013, our board adopted stock ownership guidelines for our independent directors which require that each independent director own shares of our common stock having a value of four times his or her annual cash retainer. Each director must meet the stock ownership guidelines by the later of October 25, 2018, or the fifth anniversary of his or her election to the

Board. Until the ownership guidelines are met, or at any time the director is not in compliance with the guidelines, he or she must retain 100% of any shares received from our company for service on the board, with an exception for shares sold for the limited purposes of paying the exercise price, in the case of stock options, or satisfying any applicable tax liability related to the award.

Prohibition on Hedging and Pledging

Our insider trading policy prohibits our directors, officers and other employees from (i) holding company securities in a margin account or otherwise pledging company securities as collateral for a loan, and (ii) engaging in hedging transactions in the company’s securities.

PROPOSAL 1. ELECTION OF DIRECTORS
At the annual meeting, our stockholders will vote on the election of the seven nominees to our board of directors. Those persons elected will serve as directors until the 2016 annual meeting of stockholders and until their respective successors are duly elected and qualify. Our board of directors has nominated the following people for re-election as directors:

•	Jerry Barag

•	Alan D. Gold

•	Donald S. Moss

•	Willis J. Potts, Jr.

•	John F. Rasor

•	Douglas D. Rubenstein

•	Henry G. Zigtema

Each of the nominees for director is a current member of our board of directors. Detailed information on each nominee is provided under “Board of Directors and Corporate Governance —The Board of Directors” on pages 6 through 8.
If you return a properly executed proxy card, unless you direct them to withhold your votes, the individuals named as proxies will vote your shares “FOR” the election of each of the director nominees listed above. If any director nominee becomes unable or unwilling to stand for re-election, our board of directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original director nominee will be cast for the substituted director nominee.
Vote Required
Under our bylaws, the affirmative vote of a majority of the total votes cast for and against a nominee at a meeting of stockholders duly called and at which a quorum is present is required for the election of our directors. Abstentions and broker non-votes do not count as votes cast and therefore will not have any effect on the election of the directors.
Recommendation
Your board of directors unanimously recommends a vote “FOR” all of the nominees listed above for re-election as directors.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Board oversees the compensation program of CatchMark Timber Trust, Inc. on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the following Compensation Discussion and Analysis.
In reliance on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in its proxy statement on Schedule 14A to be filed in connection with the 2015 Annual Meeting of Stockholders, each of which has been or will be filed with the Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

By the Compensation Committee:

Donald S. Moss, Chairman
Alan D. Gold
Doug D. Rubenstein

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies for 2014. Following this Compensation Discussion and Analysis, you will find a series of tables and narrative disclosure containing specific data about the compensation earned in 2014 by the following individuals, whom we refer to as our named executive officers (the “NEOs”):

•	Jerry Barag, our Chief Executive Officer and President,

•	John F. Rasor, our Chief Operating Officer and Secretary, and

•	Brian M. Davis, our Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary.

Executive Summary

2014 Company Performance Highlights

Entering 2014, our aim was to drive earnings growth and value gains from improved operating performance and select acquisitions of prime timberlands, which would boost harvest volumes and improve the value of our product mix. The company had just restructured into a self-managed REIT traded on the New York Stock Exchange with a new management team in place and this new business strategy deliberately focused on sustaining and increasing dividends on a long-term basis. In 2014, we exceeded our objectives for the year, registering substantial gains in year-over-year performance, and the company now appears extremely well-positioned in 2015 to continue to achieve solid growth, aligned with the steadily improving U.S. housing market. The company highlights for 2014 include:

•	Increased revenues to $54.3 million, a 69% increase over full-year 2013;

•	Increased Adjusted EBITDA* to $23.7 million, a 582% increase over full-year 2013;

•	Increased net income to $0.7 million from a net loss of $13.2 million in 2013;

•	Increased total harvest volume to 1,366,000 tons from 919,000 tons in 2013, a 49% increase;

•	Realized average net price increases for sawtimber and pulpwood of 20% and 14% respectively over full-year 2013;

•
Acquired more than $235.2 million of high quality timberlands, comprising approximately 121,600 acres in Florida, Georgia, Louisiana, and Texas. The transactions improve future harvest mix and enhance company cash flow;

•	Completed the sale of approximately 3,800 acres of land holdings for $10.6 million;

•	Raised $160 million (net of fees) in a follow-on equity offering to enhance balance sheet for long-term growth;

•
Expanded and revised debt facilities to a total of $410 million, including $310 million for new acquisitions through a $275 million seven-year, multi-draw term loan and a $35 million, five-year revolving line of credit; in addition to a $100 million, ten-year term loan; and

•	Paid out four quarterly dividends, including a $0.125 per share dividend in the fourth quarter, a 14% increase over the initial dividend declaration.

*See “Management’s Discussion and Analysis of Financial Condition and Results of Operations –Adjusted EBITDA” on pages 39-40 of our annual report on Form 10-K filed with the SEC on March 6, 2015 for the definition and information regarding why we present Adjusted EBITDA and for a reconciliation of this non-GAAP financial measure to net loss.

Compensation and Corporate Governance Highlights

✓ The Compensation Committee is composed solely of independent directors.	✗ We do not provide U.S. tax code Section 280G excise tax “gross ups”.
✓ We have stock ownership guidelines for our executive officers and our independent directors.
 ✗ The change in control definition contained in the Amended and Restated 2005 Long-Term Incentive Plan is not a “liberal” definition that would be activated on mere stockholder approval of a transaction.

✓ The exercise price of options granted under the Amended and Restated 2005 Long-Term Incentive Plan may not be less than the closing price of our common stock on the date of grant.	✗ The Amended and Restated 2005 Long-Term Incentive Plan prohibits the repricing of stock options without stockholder approval.
✓ Severance agreements for executive officers include double-trigger change-in-control severance benefits.
✓ The Compensation Committee has engaged an independent compensation consultant.
✓    The Compensation Committee has designed our compensation program to pay for performance, with a particular focus on long-term shareholder return, as evidenced by performance-based restricted share awards granted in 2015.

✓ Our insider trading policy prohibits our directors, officers and other employees from (i) holding company securities in a margin account or otherwise pledging company securities as collateral for a loan, and (ii) engaging in hedging transactions in the company’s securities

History of Compensation Committee and Compensation Program

The Compensation Committee was formed in August 2013 in anticipation of our transition to self-management and our initial listed public offering, which was completed in December 2013 (the “Initial Listed Public Offering”). Prior to our transition to self-management, we did not have any employees and did not pay any compensation to any of our NEOs. Messrs. Barag and Rasor, along with certain entities they control, provided us with consulting services in connection with the operation of our business from August 2013 through October 25, 2013, when we terminated the consulting agreement and hired Mr. Barag as our Chief Executive Officer and President, and Mr. Rasor as our Chief Operating Officer and Secretary, respectively. As a result, for the majority of 2013, we did not have, nor did our board consider, a compensation policy or program.

In designing our NEOs’ initial compensation packages, the Compensation Committee’s objective was to provide compensation that directly relates to, incentivizes and rewards their contributions to our operating and financial performance, the overall growth of our company and the transition to self-management. In developing our compensation program for 2014 and beyond, the Compensation Committee strives to further align our executive officers’ interests with the interests of our stockholders and encourage longer term value creation for our stockholders.

Role of the Compensation Committee and the Compensation Consultant

The Compensation Committee assists our board in discharging its responsibilities relating to compensation of our executive officers. Each of the three members of the Compensation Committee is independent as that term is defined in the listing standards of the NYSE and the director independence standards adopted by our board. Their independence from management allows the Compensation Committee members to apply independent judgment when designing our compensation program and in making pay decisions.

To assist in evaluating our compensation practices, in 2014, the Compensation Committee engaged FPL Associates L.P. (“FPL”) to provide a competitive analysis of compensation levels for our named executive officers. Specifically, the Compensation Committee worked with FPL to establish our peer group, and FPL conducted a competitive market assessment of the compensation elements for each of our NEOs, compared to our peer group.

In determining the appropriate component companies for our peer group, the Compensation Committee and FPL focused on (i) timber-focused REITs; (ii) companies – both REITs and natural resources-based companies – of comparable overall size; and (iii) REITs that have recently conducted an initial public offering that have also experienced a sharp growth trajectory. The table below shows information for our 2014 peer group, all of which have fiscal years ending on December 31, with the exception of Universal Forest Products, whose fiscal year ends on the last Saturday of the calendar year.

Company	Market Capitalization as of December 31, 2014 ($'s in millions)
CatchMark Timber Trust, Inc.	446
AmREIT, Inc.	522
Armada Hoffler Properties, Inc.	237
Deltic Timber	861
Excel Trust, Inc.	818
Forestar Group	538
Physicians Realty Trust	753
Pope Resources	275
Potlatch Corporation	1,700
Rayonier, Inc.	3,541
St Joe Company	1,697
STAG Industrial, Inc.	1,579
Summit Hotel Properties, Inc.	1,070
Universal Forest Products	1,063

The Compensation Committee primarily considered the lower quartile of compensation within the peer group, commensurate with our size. In setting actual compensation levels for our NEOs, however, the Compensation Committee considers various factors - each as discussed in greater detail below in this CD&A and did not target any element of compensation at a particular percentile or percentile range of the peer group data. Rather, the Compensation Committee uses this information as one input in its decision-making process.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the annual meeting of stockholders on August 13, 2014, approximately 96.7% of the votes cast were in favor of the advisory vote on the compensation of our NEOs, as discussed and disclosed in the 2014 Proxy Statement. In considering the results of the company’s first advisory vote on executive compensation, the Compensation Committee concluded that the stockholder vote reflects favorable stockholder support of the compensation paid to our NEOs. In light of this support, the Compensation Committee decided to retain the primary components of the compensation program, with an emphasis on short and long-term incentive compensation. The Compensation Committee also continues to focus on more effectively linking pay for performance and, with that goal in mind, made several changes to the compensation program for 2015, as described below.

The Compensation Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. Consequently, the Compensation Committee intends to continue paying close attention to the advice and counsel of its independent compensation advisors and invites our stockholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or our board of directors.

At the 2014 annual meeting, our stockholders expressed a preference that advisory votes on executive compensation occur every year. In accordance with the results of this vote, our board of directors determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on executive compensation, which is scheduled to occur at our 2020 annual meeting of stockholders.

Elements of 2014 Named Executive Officer Compensation

The Compensation Committee, based on recommendations of our compensation consultant and discussions with our management, determined the initial compensation levels for our NEOs that are intended to reward such individuals while closely aligning their interests with those of our stockholders. The key elements of compensation for our NEOs in 2014 were base salary, annual bonus, and equity incentive awards. We also have an employment agreement with each of our NEOs, as discussed later in this Compensation Discussion and Analysis.

Base Salary. The Compensation Committee set the initial base salary levels for our NEOs after considering a variety of factors, including market salary information, the executive’s experience, our size and assets, general and administrative expenses, internal equity considerations, our transition to self-management and our listing on the NYSE. The Compensation Committee set the initial base salary levels of Messrs. Barag, Rasor, and Davis at $325,000, $305,000, and $305,000, respectively, and did not make any changes to base salaries for 2014.

Annual Bonus. The Compensation Committee approved annual bonuses for our NEOs based on its subjective assessment of our performance and the individual performance by each executive over the course of 2014. As part of its review, the Compensation Committee considered, among other things, the company’s performance against targets related to funds from operations/cash available for distribution and acquisitions, as well as each executive’s critical role in the company’s transition to self-management. The resulting bonuses for Messrs. Barag, Rasor and Davis are $215,000, $110,000 and $110,000, respectively, each of which are reported in the Bonus column of the Summary Compensation table.

Equity Incentive Awards. We provide a substantial portion of each of our NEOs’ total annual compensation opportunity in the form of equity-based awards, as discussed in greater detail below.

2013 Equity Awards. In 2013, we provided our NEOs with (i) restricted stock units with vesting criteria that were intended to reward our NEOs for the successful completion of our Initial Listed Public Offering and listing on the NYSE and (ii) time-based and performance-based restricted shares of Class A common stock. Stock ownership is the simplest, most direct way to align our NEOs’ interests with those of our stockholders. The vesting and other design features of these awards, together with our stock ownership guidelines, encourage long-term stock ownership by our NEOs to further motivate them to create long-term stockholder value.

Award	Design Features	Purpose
Restricted Stock Units (RSUs)
Vested and converted to shares of Class A common stock upon closing of our Initial Listed Public Offering. Underlying shares are subject to a mandatory holding period, pursuant to which the executive must hold, on an after-tax basis (i) 100% of the shares through the 1st anniversary of the grant date, (ii) two-thirds through the 2nd anniversary of the grant date and (iii) one-third through the 3rd anniversary of the grant date
Vesting criteria incentivized and rewarded our NEOs for completion of our Initial Listed Public Offering. Holding period further aligns our NEOs’ interests with those of our stockholders
Time-based restricted shares of Class A common stock	Vest in approximately four equal annual installments following the grant date, subject to the executive's continued employment	Retention Aligns interests with those of our stockholders
Performance-based restricted shares of Class A common stock
Earned based on continued employment and the achievement of specified financial targets related to (i) funds from operations /cash available for distribution (FFO/CAD) (30% weighting), (ii) acquisitions (30% weighting), (iii) stock price performance (20% weighting), and (iv) the achievement of individual performance targets over the 2014 fiscal year performance period (20% weighting), which earned shares vest on December 31, 2017

Focus and incentivize our executives on achievement of key financial performance metrics that drive the operational success of our company
Reward our executives for achievement of goals tailored to their individual roles
Retention
Aligns interests with those of our stockholders

As noted above, in designing the performance-based restricted share awards, the Compensation Committee selected FFO/CAD and acquisitions as performance metrics because such metrics drive the operational success of our company. The stock price performance metric was selected because it directly aligns management and stockholder interests and stock price appreciation is reflective of our company’s growth and success. Eighty percent (80%) of the performance-based restricted shares were eligible to vest based on the achievement of three financial performance goals for 2014 and twenty percent (20%) of the performance-based restricted shares were eligible to vest based on the achievement of individual performance goals that relate to the executive’s goals and objective for 2014. The performance-based restricted shares originally contained an “accretive acquisition” financial metric. On March 12, 2014, the Compensation Committee approved a modification to these awards to change the performance metric from “accretive acquisitions” to “acquisitions” in order to eliminate any potential uncertainty as to how accretive would be measured for purposes of this metric.

In determining the number of shares of Class A common stock to grant pursuant to each award, the Compensation Committee considered market data related to total compensation and equity compensation, our size and assets, the transition to self-management and anticipated initial public offering and listing on the NYSE, information from FPL regarding market practices relating to equity awards in connection with initial public offerings, and general and administrative expenses. More information regarding the equity incentive awards can be found in the Outstanding Equity Awards at 2014 Fiscal-Year End table.

The 2013 equity awards were intended to comprise a component of both 2013 and 2014 compensation. Accordingly, our NEOs did not receive any grants of equity awards in 2014.

Attainment of Performance Goals Related to 2013 Equity Awards. Our NEOs earned eighty percent of the 2013 performance-based restricted shares awarded in 2014, based on achievement of the performance metrics and goals described below.

FFO/CAD (30% weighting)

	FFO/CAD	% of Target Award Earned
Target	$11.60M	30%
Threshold	$9.28M - $11.60M	15%
Less than Threshold	Less than $9.28M	0%

Acquisitions (30% weighting)

	Acquisitions	% of Target Award Earned
Target	$75.0M	30%
Threshold	$60.0M - $75.0M	15%
Less than Threshold	Less than $60.0M	0%

Stock Price Performance (20% weighting)

	Stock Price (1)	% of Target Award Earned
Target	$17.50	20%
Threshold	$15.50	10%
Less than Threshold	Less than $15.50	0%
(1) The stock price must be maintained for ten consecutive trading days during the performance period.

Our NEOs had the opportunity to earn the remaining twenty percent of the performance-based restricted shares based on the Compensation Committee’s assessment of their individual performance during 2014.

Based on our achievement of the performance goals as reflected in the table below and the Compensation Committee’s subjective assessment and determination that the NEOs achieved 100% achievement of their individual performance goals, each of our NEOs earned 80% of the performance-based restricted shares, which restricted shares will cliff-vest on December 31, 2017, provided the NEO remains employed by us on such date.

FFO/CAD	Acquisitions	Stock Price
$21.0M (30% earned)	$236.0M (30% earned)	Less than $15.50 (0% earned)

Retirement Benefits; Other Benefits and Perquisites. The NEOs are eligible to participate in our 401(K) plan and are entitled to the maximum paid vacations days per calendar year allowed under our policies.

Changes in Compensation Program for 2015

As part of its ongoing effort to enhance and refine the compensation program, and as the Company has now been fully internalized and publicly traded for more than one year, the Compensation Committee made several important changes to the compensation program for 2015, including:

•
a 38% increase to Mr. Barag’s base salary, reflecting both a merit increase and the Compensation Committee’s decision to bring his salary more closely in line with the 25th – 50th percentile of the peer group, and a 3% increase for each of Messrs. Rasor and Davis reflecting a merit increase;

•
the introduction of a formal annual bonus opportunity for the NEOs, 80% of which is based upon achievement of pre-determined goals related to adjusted Earnings from Continuing Operations before Interest, Taxes, Depletion and Amortization (EBITDA) (weighted 50%), acquisitions (weighted 35%) and debt/capitalization ratio (weighted 15%), and 20% of which is based upon the executive’s individual performance; and

•
the grant of performance-based restricted stock awards that may be earned over a three-year performance period based on achievement of goals related to relative total shareholder return (TSR) as compared to a pre-established peer group comprised of five companies within the timber industry (weighted 70%) and as compared to the Russell 3000 Index (weighted 30%), which earned shares vest 50% on the date the Compensation Committee certifies performance achievement and 50% on the first anniversary thereof. Demonstrating its intention to create a strong link between pay and performance, the Compensation Committee established threshold, target and maximum performance levels for our TSR at 90%, 105% and 150%, respectively, of the peer group TSR and the Russell 3000 Index, where achievement at the 150% performance level results in 100% of the restricted stock awards granted becoming vested.

The following table summarizes the 2015 threshold, target and maximum total direct compensation for our named executive officers.

	2015 Base Salary	2015 Annual Cash Incentive			2015 Long-Term Equity Incentive
		Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. Barag	$450,000	$100,000	$200,000	$300,000	$287,500	$575,000	$1,150,000
Mr. Rasor	$315,000	$50,000	$100,000	$150,000	$175,000	$350,000	$700,000
Mr. Davis	$315,000	$50,000	$100,000	$150,000	$175,000	$350,000	$700,000

The following charts demonstrate the significant portion of our NEOs’ 2015 target total direct compensation that is “at-risk,” which the Compensation Committee believes further aligns our executive officers’ interests with the interests of our stockholders and encourages longer term value creation for our stockholders.

Employment Agreements

Severance protections can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for our NEOs in their employment agreements. The Compensation Committee determined the level of severance benefits for our NEOs after consultation with FPL on prevalent market practices and, in general, considers these severance protections an important part of our executives’ compensation and consistent with competitive practices. Tax gross ups are not provided in any of our agreements. Detailed information regarding these agreements and the benefits they provide is included under “Potential Payments Upon Termination of Employment or Change in Control.”

Stock Ownership and Retention Guidelines

In the interest of promoting and increasing the executives’ equity ownership in us and to further align their long-term interests with those of our stockholders, in October 2013, we adopted stock ownership guidelines that require executive officers to acquire and hold shares of our common stock, as follows:

Multiple of Base Salary
Chief Executive Officer	4x
Chief Financial Officer	2x
Chief Operating Officer	2x

The NEOs are expected to achieve their stock ownership guideline by the later of October 25, 2018, or the fifth anniversary of their election or appointment as an executive officer, if later. Until the ownership guideline is met, or at any time the executive officer is not in compliance with the guideline, he or she must retain 100% of any shares received from us for service as an executive officer (with certain exceptions for payment of an exercise price, if applicable, and satisfaction of tax liability). Shares beneficially owned outright by the executive officer or his or her immediate family members residing in the same household and shares of restricted common stock or restricted stock units (whether or not vested) granted by us are considered owned for purposes of satisfying these guidelines. Shares subject to unexercised stock options or unearned performance shares, however, do not count toward these ownership guidelines.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid to or earned by our NEOs for the fiscal years ended December 31, 2014 and December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	All Other (2) ($)	Total ($)
Mr. Jerry Barag Chief Executive Officer and President	2014	325,000	215,000 (3)	—	20,438	560,438
	2013	92,796(4)	—	838,449	2,438	933,683
Mr. John F. Rasor Chief Operating Officer and Secretary	2014	305,000	110,000 (3)	—	20,246	435,246
	2013	89,104(4)	—	596,778	5,643	691,525
Mr. Brian M. Davis Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	2014	305,000	110,000 (3)	—	17,500	432,500
	2013	56,308(4)	—	596,778	563	653,649

(1)
Reflects the aggregate grant date fair value of stock awards granted to the named executive officers, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (FASB ASC Topic 718). The grant date fair value of the time-based shares of restricted Class A common stock and the restricted stock unit awards was determined by reference to the per-share value of the shares on the grant date ($13.50). The grant date fair value of the performance-based shares of restricted Class A common stock was computed by (A) multiplying (i) the target number of shares awarded to each named executive officer, by (ii) 0.5, which was the assumed probable outcome as of the grant date, and multiplying such product by (B) the closing price of the Class A common stock on the grant date ($13.51). Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of these performance-based restricted shares would have been $267,498 for Mr. Barag, $210,756 for Mr. Rasor, and $210,756 for Mr. Davis.

(2)	Reflects employer's matching contribution to the 401(k) plan.

(3)	Reflects the cash bonus awarded to our NEOs based on the compensation committee’s review of performance during 2014. For more information, see the Compensation Discussion and Analysis.

(4)	Includes $32,796 and $32,796 for Messrs. Barag and Rasor, respectively, received as fees for consulting services provided from August 2013 through October 25, 2013.
2014 Grants of Plan-Based Awards
Our NEOs did not receive any grants of plan-based awards for the fiscal year ended December 31, 2014.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2014 with respect to our NEOs.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Mr. Barag	9,900(1)	112,068
	15,840(2)	179,309
Mr. Rasor	7,800(1)	88,296
	12,480(2)	141,274
Mr. Davis	7,800(1)	88,296
	12,480(2)	141,274

(1)
Reflects shares of restricted Class A common stock granted to the NEO on November 4, 2013 that vest in approximately equal annual installments on each of December 31, 2014, January 25, 2016, January 24, 2017 and January 24, 2018, subject to the executive’s continued employment with us on each vesting date. These shares of restricted Class A common stock originally had a vesting schedule of December 31 of each of 2014, 2015, 2016 and 2017. On March 24, 2015, the awards were amended to change the vesting dates as described above for administrative reasons.

(2)
Reflects shares of restricted Class A common stock granted to the NEO on December 13, 2013 that were earned based upon achievement of performance goals related to (i) 2014 funds from operations /cash available for distribution (FFO/CAD); (ii) 2014 acquisitions; (iii) 2014 stock price performance; and (iv) individual performance. The earned shares will vest on December 31, 2017, subject to the executive’s continued employment with us on each vesting date.

(3)	Based on the closing price of our Class A common stock on December 31, 2014, the last trading day of our fiscal year ($11.32).

2014 Stock Vested

The following table summarizes amounts received in 2014 upon the vesting of shares of restricted stock held by our NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Mr. Barag	3,300	37,356
Mr. Rasor	2,600	29,432
Mr. Davis	2,600	29,432

(1)
Represents the number of restricted shares of Class A common stock in 2014 and the aggregate value of such shares of based upon the fair market value of our Class A common stock on December 31, 2014, the vesting date ($11.32).

Potential Payments Upon Termination of Employment or Change in Control

On October 30, 2013, we entered into an employment agreement with each of Messrs. Barag, Rasor and Davis, the terms of which commenced on October 25, 2013 and will terminate on December 31, 2017 for each of the executives. Each of the agreements provides for an automatic one-year renewal period, unless either party provides notice to the other of its intent not to renew the agreement. The employment agreements provide for a base salary of $325,000, $305,000, and $305,000, for each of Messrs. Barag, Rasor and Davis, respectively. Pursuant to the employment agreements, we will provide or pay for health benefits for each of the executives, and the executives are entitled to participate in all incentive, savings and retirement plans and programs available to senior executives of our company.

The employment agreements provide for certain severance benefits if the executive’s employment is terminated by us without cause or if the executive resigns for good reason, as follows:

•
severance equal to two times his then-current base salary, payable in installments over a 24-month period, or, if the termination occurs during the period commencing 90 days prior to a change in control and concluding on the one-year anniversary of a change in control, severance equal to three times his then-current base salary, payable in a single lump sum;

•
for Messrs. Barag and Davis, monthly payments for 18 months equal to the excess of (i) the COBRA cost of group health benefits over (ii) the active employee rate for such coverage, except that our obligation to provide this benefit will end if the executive becomes employed by another employer that provides him with group health benefits, and for Mr. Rasor, 18 monthly payments of $1,413; and

•
expiration of the restrictions on the executive’s outstanding equity awards that expire solely on the executive’s continuous service with us, accelerated vesting of all of the executive’s outstanding equity awards that vest based on continuous service with us, and, to the extent any awards held by the executive are exercisable in nature, the executive may exercise such awards through the end of the term of such award.

In order to receive the severance benefits, the executive must sign and not revoke a release of claims and comply with the restrictive covenants in his employment agreement. Each of the employment agreements contains non-competition, employee non-solicitation and customer non-solicitation covenants that apply during the executive’s employment and for two years after termination of executive’s employment during the term of the employment agreement, as well as covenants regarding confidentiality and ownership of property.

The employment agreements do not provide for any severance benefits in the event of the executive’s termination (i) by us for cause, (ii) by the executive without good reason, or (iii) by reason of his death or disability except that, in the event of the executive’s death or disability, his outstanding equity awards that vest based on continuous service with us will become fully-vested. In addition, the employment agreements provide that if any payments or benefits would be subject to the excise tax imposed on “parachute payments” under Section 4999 of the Code, the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Summary of Potential Termination Payments and Benefits

The following table summarizes the value of the termination payments and benefits that each of our named executive officers would receive if a change in control had occurred on December 31, 2014 and/or if the executive had terminated employment on December 31, 2014 under the circumstances shown. The amounts shown in the tables do not include accrued but unpaid salary or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under our tax-qualified 401(k) plan, and death or disability benefits under our generally available welfare programs.

Name	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation For Good Reason not in connection with a Change in Control ($)	Death or Disability ($)	Termination without Cause or Resignation For Good Reason in connection with a Change in Control ($)	Change in Control (without a termination of employment) ($)
Mr. Barag
Cash Severance	—	650,000	—	975,000	—
Health Benefits (1)	—	18,462	—	18,462	—
Value of Unvested Equity Awards (2)	—	291,377	291,377	291,377	291,377
Total	—	959,839	291,377	1,284,839	291,377
Mr. Rasor
Cash Severance	—	610,000	—	915,000	—
Health Benefits (1)	—	25,434	—	25,434	—
Value of Unvested Equity Awards (2)	—	229,570	229,570	229,570	229,570
Total	—	865,004	229,570	1,170,004	229,570
Mr. Davis
Cash Severance	—	610,000	—	915,000	—
Health Benefits (1)	—	28,668	—	28,668	—
Value of Unvested Equity Awards (2)	—	229,570	229,570	229,570	229,570
Total	—	868,238	229,570	1,173,238	229,570

(1)	Represents for Messrs. Barag and Davis Company-paid COBRA for medical and dental coverage based on COBRA 2014 rates for 18 months and for Mr. Rasor 18 monthly payments of $1,413.

(2)
Represents the value of unvested equity awards that vest upon the designated event, valued as of year-end 2014 based upon the closing price of our Class A common stock on the NYSE on December 31, 2014, the last trading day in our 2014 fiscal year, of $11.32.

PROPOSAL 2.
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)), we are required to provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of the NEOs as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in "Compensation Discussion and Analysis" above, our executive compensation programs are designed to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. Under these programs, the NEOs are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value.

We are asking our stockholders to indicate their support for the compensation of the NEOs as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of the NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote FOR the approval, on an advisory basis, of the compensation of the NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, the Summary Compensation Table and the other related tables and narrative discussion.

The say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee or our board of directors. However, our board of directors and the Compensation Committee value the opinions of our stockholders, and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

Vote Required

Under our bylaws, approval of the proposal to approve, on an advisory basis, the compensation of the NEOs, requires the affirmative vote of at least a majority of the votes cast on the proposal. Abstentions and broker-note votes will not be counted as having been cast and will have no effect on the outcome of the proposal.

Recommendation

Our board of directors unanimously recommends that stockholders vote “FOR” the approval, on an advisory basis, of our named executive officer compensation, as disclosed in this proxy statement in accordance with the rules of the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policy

Our board of directors has adopted a related person transactions policy that became effective upon our transition to self-management on October 25, 2013. This policy provides that all related person transactions must be reviewed and approved by the Audit Committee or, in the event multiple members of the Audit Committee, including its chairman, are related persons having a direct or indirect material interest in the proposed related person transaction, by a majority of our disinterested directors in advance of us or any of our subsidiaries entering into the transaction. However, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by the Audit Committee or a majority of our disinterested directors, as applicable, promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related-party transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC.

Transition to Self-Management

On October 25, 2013, we became self-managed by terminating the advisory agreement with Wells Timberland Management Organization, LLC (“Wells TIMO”) and hiring certain individuals previously employed by Wells TIMO or Wells Real Estate Funds, Inc. (“Wells REF”), as well as hiring a Chief Executive Officer and President and Chief Operating Officer and Secretary not affiliated with Wells TIMO, which we refer to collectively as our transition to self-management. Wells TIMO was indirectly wholly owned by Wells REF, which is wholly owned by Leo F. Wells. We no longer have any ongoing related party relationship with Wells TIMO, Wells REF, Mr. Wells or their affiliates.

Office Sublease. During 2014, we subleased approximately 5,723 square feet of office space from Wells REF for monthly base rent of $5,961, plus additional costs for various space-related services, or an aggregate of $17,883 for the year ended December 31, 2014. The sublease expired on March 31, 2014.

Transition Services Agreement. Pursuant to a transition services agreement, during 2014, Wells REF and its affiliates provided consulting, support and transitional services to us to assist our company in becoming self-managed. Specifically, these services included, without limitation, human resources, compliance and risk management, treasury and cash management, investor relations and stockholder support, information technology services, various administrative functions and other services. For these services, we were obligated to pay Wells REF a consulting fee equal to $22,875 per month and to reimburse Wells REF for expenses it incurred in connection with the services provided, excluding its administrative service expenses such as personnel and overhead costs, or an aggregate of $137,250 for the year ended December 31, 2014. The transition services agreement expired on June 30, 2014.

Transfer Agency Fee Agreement. On January 31, 2014, we entered into an agreement with Wells REF related to transfer agency services fees (“Transfer Agency Fee Agreement”). Pursuant to the Transfer Agency Fee Agreement, Wells REF paid an aggregate of $250,000 in transfer agency fees directly to DST System, Inc. (“DST”), our former transfer agent, prior to February 24, 2014, from December 2013 until February 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information as of May 6, 2015, regarding the number and percentage of shares of Class A common stock beneficially owned by: (1) each director and director nominee; (2) each named executive officer; (3) all directors and executive officers as a group; and (4) any person known to us to be the beneficial owner of more than 5% of our outstanding shares.

Names of Beneficial Owners(1)	Class A Common Stock
	Shares	%
Common Stock
T. Rowe Price Associates, Inc. (2)	4,019,800	10.2%
Jerry Barag	149,388	*
John F. Rasor	100,819	*
Brian M. Davis	82,291	*
Alan D. Gold	9,392	*
Donald S. Moss (3)	21,789	*
Willis J. Potts, Jr. (3)	11,750
Douglas D. Rubenstein	9,392	*
Henry G. Zigtema	10,092	*
All directors and executive officers as a group (8 persons)(4)	381,805	*
 *    Less than 1%.

(1)
Except as otherwise indicated below, each beneficial owner has the sole power to vote and dispose of all common stock held by that beneficial owner. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Common stock issuable pursuant to options, to the extent such options are exercisable within 60 days, are treated as beneficially owned and outstanding for the purpose of computing the percentage ownership of the person holding the option, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
The amount shown and the following information are derived from the Schedule 13G/A (Amendment No.1) filed with the SEC on February 17, 2015 by T. Rowe Price Associates, Inc. reporting beneficial ownership as of December 31, 2014. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. On March 4, 2015, our board of directors granted a limited waiver from the 9.8% ownership limitation set forth in Section 6.1.1(a)(i) of our charter. Under the limited waiver, T. Rowe Price Associates, Inc. may beneficially own, in the aggregate, up to 15.0%, in the number of shares or value, of our common stock, subject to certain conditions.

(3)	Includes shares issuable upon the exercise of granted options.

(4)	The address for our directors and officers is 5 Concourse Parkway, Suite 2325, Atlanta, Georgia 30328.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the U.S. securities laws, directors, executive officers and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to these reporting requirements filed the reports on a timely basis in 2014.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the financial reporting process on behalf of our board of directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. In this context, the Audit Committee reviewed the 2014 audited financial statements with management and discussed the quality and acceptability of our financial reporting, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Deloitte & Touche LLP (“Deloitte”), the independent accountant responsible for expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed with the Audit Committee under Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. The Audit Committee has received written disclosures and a letter from Deloitte in satisfaction of the requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed Deloitte’s independence with Deloitte. In addition, the Audit Committee considered whether Deloitte’s provision of non-audit services is compatible with Deloitte’s independence.

The Audit Committee discussed with Deloitte the overall scope and plans for the audit. The Audit Committee meets periodically with the internal auditor and Deloitte, with and without the presence of management, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the board of directors and the board of directors approved the inclusion of the 2014 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

The Audit Committee of the Board of Directors:
Donald S. Moss Willis J. Potts, Jr. Douglas D. Rubenstein Henry G. Zigtema

INDEPENDENT PUBLIC REGISTERED ACCOUNTING FIRM

Principal Auditor Fees

The Audit Committee reviewed the audit and nonaudit services performed by our principal auditor, as well as the fees charged by the principal auditor for such services. In its review of the nonaudit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of the principal auditor. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by our principal auditor, for the years ended December 31, 2014 and 2013, are set forth in the table below.

	2014	2013
Audit fees	$420,000	$322,000
Audit-related fees	45,000	225,613
Tax fees	89,345	74,345
All other fees	—	—
Total	$554,345	$621,958
For purposes of the preceding table, Deloitte and Deloitte Tax’s professional fees are classified as follows:

•
Audit fees–These are fees for professional services performed for the audit of our annual financial statements and the required review of our quarterly financial statements and other procedures performed by Deloitte in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

•
Audit-related fees–These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.

•
Tax fees–These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state, and local issues. Services may also include assistance with tax audits and appeals before the Internal Revenue Service and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

•	All other fees–These are fees for any services not included in the above-described categories, including assistance with internal audit plans and risk assessments.

Preapproval Policies

The Audit Committee’s charter imposes a duty on the Audit Committee to preapprove all auditing services performed for us by our independent auditors, as well as all permitted nonaudit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” preapproval, it will require “specific” preapproval by the Audit Committee.

All requests or applications for services to be provided by the independent auditor that do not require specific preapproval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.

Requests or applications to provide services that require specific preapproval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the principal financial officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically preapprove all services not covered by the general preapproval guidelines up to an amount not to exceed $75,000 per occurrence. Amounts requiring preapproval in excess of $75,000 per occurrence require specific preapproval by all members of the Audit Committee prior to engagement of our independent auditors.

All amounts specifically preapproved by the Chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.

All services rendered by Deloitte and Deloitte Tax for the year ended December 31, 2014 were preapproved in accordance with the policies and procedures described above.

PROPOSAL 3.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements and to attest to the effectiveness of our internal control over financial reporting for 2015. During the fiscal year ended December 31, 2014, Deloitte served as our independent auditor and Deloitte Tax LLP provided certain domestic tax and other services. Deloitte has served as our independent auditor since our formation.

Deloitte representatives will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. In addition, the Deloitte representatives will be available to respond to appropriate questions posed by any stockholder. The Audit Committee has engaged Deloitte as our independent auditor to audit our financial statements for the fiscal year ending December 31, 2015.

We are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Although ratification is not required by our charter or bylaws or otherwise, our board of directors is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Vote Required

Under our bylaws, approval of the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2015 requires the affirmative vote of the holders of at least a majority of the votes cast on the proposal. Abstentions will not be counted as having been cast and will have no effect on the outcome of the ratification of the appointment of Deloitte as our independent public registered accounting firm. Broker non-votes will not arise in connection with, and will have no effect on the outcome of, the ratification of the appointment of Deloitte as our independent public registered accounting firm because brokers may vote in their discretion on behalf of clients who have not furnished voting instructions.

Recommendation

Our board of directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

STOCKHOLDER PROPOSALS

Stockholders interested in nominating a person as a director or presenting any other business for consideration at our 2016 annual meeting of stockholders may do so by following the procedures prescribed in Article II, Section 11 of our bylaws and in Rule 14a-8 of the Exchange Act. To be eligible for presentation to and action by the stockholders at the 2016 annual meeting, director nominations and other stockholder proposals must be received by our Secretary, John F. Rasor, no earlier than December 20, 2015 and no later than 5:00 pm ET on January 19, 2016. However, in the event that the date of the annual meeting is before June 30, 2016 or after August 29, 2016, director nominations and other stockholder proposals must be received no earlier than the 150th day prior to the date of the annual meeting and no later than 5:00 p.m. ET on the later of (i) the 120th day prior to the date of such annual meeting or (ii) the tenth day following the day on which public announcement of the date of the meeting is first made.

To also be eligible for inclusion in our proxy statement for the 2016 annual meeting of stockholders, stockholder proposals must be received by our Secretary by January 19, 2016. However, in the event that the date of the annual meeting is before June 30, 2016 or after August 29, 2016, stockholders must submit proposals for inclusion in our 2016 proxy statement within a reasonable time before we begin to print our proxy materials.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC permits corporations to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the corporation provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. If your family has multiple accounts holding shares of our common stock, you should have already received a householding notification from us. If you have any questions or require additional copies of the annual disclosure documents, please contact CFS by mail at P.O. Box 18011, Hauppauge, New York 11788-8811, or by phone at 1-866-956-7277. We will arrange for delivery of a separate copy of this proxy statement or our annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies. If you are a stockholder who receives multiple copies of the annual disclosure documents, you may request householding by contacting us in the same manner and requesting a householding consent form.

CATCHMARK TIMBER TRUST, INC.
PROXY FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

Your Proxy Vote is important!

Please remember that you can Vote your Proxy by INTERNET or TELEPHONE.

It Saves Money! Voting by Internet or telephone saves postage costs, which can help minimize CatchMark Timber Trust, Inc.'s expenses.

It Saves Time! Vote instantly by Internet or telephone –24 hours a day.

It's Easy! Just follow these simple steps:

1. Read your proxy statement and have it in hand.

2. Call toll-free 1-800-337-3503 or go to the website: www.CatchMark.com/proxy

3. Follow the recorded or on-screen instructions.

4. Unless you wish to change your vote, do not mail your Proxy Card if you vote by Internet or telephone.

Please detach at perforation before mailing.

PROXY	CATCHMARK TIMBER TRUST, INC.	PROXY
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS — JULY 30, 2015
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Jerry Barag, John Rasor, and Brian Davis, and each of them, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders (the “Annual Meeting”) of CATCHMARK TIMBER TRUST, INC. (the “Company”), to be held on July 30, 2015, and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of the Annual Meeting, the proxy statement, and the 2014 annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each director nominee in Proposal No. 1 and “FOR” Proposal Nos. 2 and 3. The proxies are authorized to vote on such other matters as may properly come before the Annual Meeting or any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including but not limited to the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the July 30, 2015 Annual Meeting date.

All proxy votes must be received by 1:00 p.m. (ET), July 30, 2015, in order for your votes to be certified in the final tabulation. In the event that the Annual Meeting is adjourned, all proxy votes must be received by the day the Annual Meeting is resumed.

VOTE BY INTERNET: www.CatchMark.com/proxy
VOTE BY TELEPHONE: 1-800-337-3503

Note: Please sign exactly as your name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee, guardian, or as custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer’s office. If a partner, sign in the partnership name.

Stockholder sign here	Date

Co-Owner sign here	Date

EVERY STOCKHOLDER'S VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of CatchMark Timber Trust, Inc.
to Be Held on July 30, 2015

The Proxy Statement for this meeting, Sample Proxy Card and the 2014 Annual Report are available at: www.CatchMark.com/proxy

YOUR VOTE IS IMPORTANT! PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD TODAY.

Please detach at perforation before mailing.

TO VOTE BY MAIL, PLEASE COMPLETE AND RETURN THIS CARD.
IF YOU PREFER, YOU MAY INSTEAD VOTE YOUR PROXY BY INTERNET OR TOUCH-TONE PHONE.
PLEASE MARK VOTES AS IN THIS EXAMPLE:

Unless you direct otherwise, this authorized proxy will be voted as our board recommends.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL NO. 1 AND “FOR” Proposal NoS. 2 and 3.

1.	Election of directors to hold office for one-year terms expiring in 2016:
				FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
	01. Jerry Barag	02. Alan D. Gold	03. Donald S. Moss	☐	☐	☐
	04. Willis J. Potts	05. John F. Rasor	06. Doug D. Rubenstein
07. Henry G. Zigtema

To withhold authority to vote “FOR” any individual nominee, mark the “FOR ALL EXCEPT” box and write the nominee'(s) number(s) on the line below.

				FOR	AGAINST	ABSTAIN
2.	Approval, on an advisory basis, of the compensation of the Company's named executive officers.			☐	☐	☐
				FOR	AGAINST	ABSTAIN
3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015			☐	☐	☐

	YES	NO
I PLAN TO ATTEND THE ANNUAL STOCKHOLDER MEETING AT 1:00 P.M., ET, ON JULY 30, 2015 IN ATLANTA, GEORGIA	☐	☐
YOUR VOTE IS IMPORTANT! PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD TODAY.